Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 141 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 24, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Reports to Shareholders of ASG Global Alternatives Fund, Delafield Select Fund, Harris Associates Large Cap Value Fund, and Vaughan Nelson Value Opportunity Fund, each a series of Natixis Funds Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2009